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                                                                    EXHIBIT 4.23

     AMENDMENT NO. 2 TO THE TECHNOLOGY LICENSE AND DISTRIBUTION AGREEMENT

                BETWEEN SUN MICROSYSTEMS, INC. AND OPENTV, INC.

     This Amendment No. 2 (the "Amendment") to the Technology License and Distribution Agreement dated March 20, 1998, as amended (the "Agreement") between Sun Microsystems, Inc. ("Sun") and OpenTV, Inc. ("Licensee"), is made and entered into by and between Sun and Licensee, and is effective as of the date signed by Sun below ("Effective Date").

The parties agree as follows:

     1.  (a) Under the Agreement, Licensee is obligated to pay Sun [*].

         (b) Licensee hereby agrees to pay Sun [*] and the parties will concurrently enter a Master Support Agreement under which Licenses must pay Sun [*]. This will in no way amend or affect any compatibility requirements or obligations under the Agreement.

     2. [*]

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     3.  Section 3.1, Section VII of Exhibit C-2, and Section 5 of the First
Amendment to the Technology License and Distribution Agreement dated as of June 30, 1999 by and between the parties ("Amendment No. 1") are hereby deleted. Further, Section 2.8(a) of the Agreement is modified to read in its entirety as follows:

     "Java Test Suites are made available as part of Licensee's purchase of the appropriate TCK support plan from Sun.

     4. Licensee Derivative Works may be distributed in source code form to [*], provided that [*] (i) has entered into and has in effect a Sun Community Source License with Sun for the same Technology, or (ii) is a Sun licensee of the same Technology and expressly authorized in writing by Sun to share such source code with Licensee. Licensee may not offer or impose any terms on any such code that alter the rights, requirements or responsibilities of [*]. All Derivative Works that Licensee shares hereunder must include a file documenting the additions and changes Licensee made and the date of such additions and changes. Licensee must also include in the file header the notice set forth in Exhibit E. If it is not possible to put the notice in a particular source code file due to its structure, then Licensee must include the notice in a location (such as a relevant directory file), where a recipient would be most likely to look for such a notice. Provided that [*] is fulfilling conditions (i) or (ii) above, Licensee may receive Derivative Works of the same Technology from [*], and may use, reproduce, modify, and incorporate such Derivative Works into Products, to the same scope and extent and subject to the same conditions and restrictions as with Technology.

     5. The second and third full sentences of Section 4 of Amendment No. 1 are hereby deleted and replaced with the following:

     [*]

     6. The first and second full sentences of Section 10.1 of the Agreement are hereby amended to extend the initial Term of the Agreement from five (5) years from the Effective Date of the Agreement (i.e. the period ending March 19, 2003) to the period ending March 19, 2006. Further, the parties hereby amend the second full sentence of Section 10.1 to provide that Licensee shall have only four (4) annual options to extend the term as provided therein. The parties agree that nothing in


                                      -2-
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this Amendment alters Licensee's obligation to pay [*] (Exhibit C-2, Section
IV.C) for the life of the Agreement (including any extensions).

     7. The parties hereby replace the words "operating system" with "operating system or browser" in Section 1.11 of Amendment No. 1.

Except as otherwise specifically provided in this Amendment, defined terms shall have the same meaning as defined in the Agreement. Except as otherwise specifically provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect. The parties have caused this Amendment to be executed by their authorized representatives.

Sun Microsystems, Inc.              OpenTV, Inc.

By: /s/ Neal Civjan                 By: /s/ Debbie Coutant
   -------------------------------        ---------------------------------

Name:   Neal Civjan                 Name:   Debbie Coutant
     -----------------------------       ----------------------------------
    (printed or typed)                     (printed or typed)

Title:  Director, Worldwide Sales,  Title:  Senior Vice President &
        Software and Technology             General Manager
        Global Sales Operations           ---------------------------------
      ----------------------------


Date:   December 20, 2000           Date:   December 15, 2000
     -----------------------------       ----------------------------------



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                                   EXHIBIT E

                                 FILE NOTICES

    "The contents of this file, or the files included with this file, are subject to the current version of Sun Community Source License for [fill in name of applicable Technology] (the "License"); You may not use this file except in compliance with the License. You may obtain a copy of the License at http://sun.com/software/communitysource. See the License for the rights, obligations and limitations governing use of the contents of the file.

     The Original and Upgraded Code is [fill in name and version of applicable Technology]. The developer of the Original and Upgraded Code is Sun Microsystems, Inc. Sun Microsystems, Inc. owns the copyrights in the portions it created. All Rights Reserved.

Contributor(s): _______________________________________

Associated Test Suite(s) Location: ________________________